Exhibit 99.4

Combining Ibrutinib With Rituximab, Cyclophosphamide, Doxorubicin, Vincristine, and Prednisone (R-CHOP): Updated Results From a Phase 1b Study in Treatment-Naïve Patients With CD20-Positive B-Cell Non-Hodgkin’s Lymphoma (NHL)

Anas Younes,1* Ian Flinn,2 Jesus Berdeja,2 Jonathan W. Friedberg,3 Carla Casulo,3 Catherine Thieblemont,4 Franck Morschhauser,5 Jason Westin,6 Shobha Seetharam,7 Peter Hellemans,8 Hans Smit,8 Ronald de Vries,8 Elisa Dauphinee,9 Julie Badamo-Dotzis,10 Nele Fourneau,8 Yasuhiro Oki6

1Memorial Sloan-Kettering Cancer Center, New York, NY, USA
2Tennessee Oncology and Sarah Cannon Research Institute, Nashville, TN, USA
3University of Rochester Medical Center, Wilmot Cancer Center, Rochester, NY, USA
4APHP-Hôpital Saint Louis, Service Hémato-oncologie, Université P7-Diderot, INSERM U728, Paris, France
5CHRU de Lille – Hôpital Claude Huriez, Service Maladies du Sang, Lille, France
6The University of Texas MD Anderson Cancer Center, Houston, TX, USA
7Janssen Research & Development, Spring House, PA, USA
8Janssen Research & Development, Beerse, Belgium
9Johnson & Johnson Pharmaceutical Research and Development, LLC, Mount Dora, FL, USA
10Quintiles, providing services on behalf of Janssen Research & Development, division of Janssen-Cilag, Issy-Les-Moulineaux, France

*Presenting author

Introduction: R-CHOP is the currently accepted standard of care for a number of the most common B-cell malignancies, including several NHL subtypes. However, despite good initial results observed with R-CHOP, a proportion of patients with NHL either fail to respond or relapse after initial remission. Ibrutinib is a first-in-class, oral, covalent Bruton’s tyrosine kinase inhibitor that has demonstrated single-agent activity in a variety of relapsed or refractory B-cell malignancies with limited toxicity (Advani, JCO 2013; Byrd, NEJM 2013; Wang, NEJM 2013), making it an appropriate drug to combine with standard R-CHOP chemotherapy in patients with previously untreated NHL. The primary objective of this phase 1b study was to determine the recommended phase 2 dose (RP2D) of ibrutinib in combination with standard R-CHOP. Secondary objectives were to evaluate safety, the overall response rate (ORR), pharmacokinetics (PK), and pharmacodynamic biomarkers.

Methods: This was an open-label, nonrandomized, multicenter study consisting of 2 parts: dose escalation (Part 1) and dose expansion (Part 2). In Part 1, treatment-naïve patients with histopathologically confirmed CD20-positive B-cell NHL (diffuse large B-cell lymphoma [DLBCL], mantle cell lymphoma, or follicular lymphoma received ibrutinib at 280, 420, or 560 mg/d combined with standard doses of R-CHOP (rituximab, cyclophosphamide, doxorubicin, and vincristine on Day 1, and prednisone on Days 1-5 of each 21-day cycle for up to 6 cycles). Eligibility criteria included stage 1AX to stage IV disease, ≥ 1 measurable disease site, an Eastern Cooperative Oncology Group score of 0-2, and adequate bone marrow, liver, and renal function. Safety was evaluated by monitoring adverse events (AEs) and clinical laboratory evaluations. Patients were evaluated for dose-limiting toxicities (DLTs) during the first 21 days of treatment (Cycle 1). Efficacy assessments were based on serial radiographs and response determined according to the Revised Response Criteria for Malignant Lymphoma at the end of Cycle 3, end of Cycle 6/end of treatment, and at suspicion of progressive disease (Cheson, JCO 2007). In Part 2, eligible patients with newly diagnosed DLBCL received ibrutinib at the RP2D with standard doses of R-CHOP.

Results: A total of 33 patients were enrolled (Part 1, 17; Part 2, 16): male, 51.5%; median age, 61.0 (range 22-81) years. As of end of July 2013, 29 patients (88%) completed 6 therapy cycles, 3 patients (9%) discontinued prematurely (1 study drug noncompliance, 1 non-DLT-related AE, and 1 rituximab reaction before ibrutinib exposure), and 1 patient is ongoing in the last treatment cycle. During Part 1, 2/7 patients in the 280 mg cohort had DLTs: 1 transient syncope and 1 periorbital cellulitis; at 420 mg, 0/4 patients had DLTs; at 560 mg, 1/6 patients had gastritis (grade 2). The RP2D was established as 560 mg ibrutinib. Across Parts 1 and 2, the most common all-grade AEs (≥ 25%) were neutropenia (67%), nausea (67%), thrombocytopenia (61%), vomiting (48%), anemia (36%), fatigue (30%), diarrhea (30%), headache (27%), constipation (27%), and alopecia (27%). AEs ≥ grade 3 were reported in 24 patients; the most common were neutropenia (61%), thrombocytopenia (21%), and anemia (18%). Serious AEs were reported in 15 patients. The current ORR for all evaluable patients across Parts 1 and 2 is 100%: Part 1 (n = 15; final data), complete response (CR) 73%, partial response (PR) 27%; Part 2 (n = 15; interim data), CR 60%, PR 40%; DLBCL patients (n = 22; interim data), CR 64%, PR 36%. Final data for Part 2 and DLBCL patients will be available for ASH. R-CHOP did not affect ibrutinib PK; ibrutinib did not alter vincristine (CYP3A4 substrate) PK. Ibrutinib exposure with R-CHOP was consistent with data from previous single-agent ibrutinib studies. Immunohistochemistry analyses of DLBCL samples from 8 patients subtyped by the Hans algorithm (Hans, Blood 2004) showed 6 patients as GCB subtype and 2 patients as ABC subtype.

Conclusion: The combination of ibrutinib and R-CHOP has an acceptable safety profile in treatment-naïve patients with NHL, with no new toxicities noted. The expanded 560 mg ibrutinib + R-CHOP cohort is ongoing to further explore safety and efficacy of the combination in patients with newly diagnosed DLBCL and final analysis is expected by October 2013. Based on the promising early results, a randomized phase 3 trial of R-CHOP +/- ibrutinib is ongoing in de novo DLBCL.